UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 10, 2008

FORTUNE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On June 10, 2008, Fortune Industries, Inc.’s (“Fortune”) wholly-owned subsidiary, James H. Drew Corporation, an Indiana corporation (the "Company"), closed on a $6 million revolving line of credit (“credit facility”) with KeyBank National Association.  Availability under the credit facility is the lesser of $6 million or the borrowing base amount, which is calculated monthly as a percentage of the Company’s eligible assets.  The credit facility incurs interest at Prime Rate minus 0.5%, and matures on May 31, 2010.  The credit facility is secured by certain assets of the Company and limited personal guaranties of Fortune’s two majority shareholders. Certain covenants of the credit facility include a minimum tangible net worth and current ratio requirements.

Use of all proceeds shall be for supporting the Company’s business operations and to refinance the balance of a convertible form note owed to Laurus Master Fund Ltd. by Fortune.  Provided that no uncured event of default is then in existence, the Company may advance funds under the credit facility to Fortune, so long as such advances to Fortune do not cause the Company to exceed its available borrowing base or otherwise cause the Company to be in default under the credit facility.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

ITEM 9.01.  Financial Statements and Exhibits.

None.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: June 16, 2008	By: /s/ John F. Fisbeck
John F. Fisbeck
Chief Executive Officer